                                                                    EXHIBIT 10.1









                VENDOR ORIGINAL EQUIPMENT MANUFACTURING AGREEMENT



                                     BETWEEN



                            SCHNEIDER AUTOMATION INC.
                                 ONE HIGH STREET
                             NORTH ANDOVER, MA 01845



                                       AND

                              NEMATRON CORPORATION
                              5840 INTERFACE DRIVE
                               ANN ARBOR, MI 48103










AGREEMENT NUMBER:  VMA - NMC - 0198
REV 6/13/97                                                 FINAL DRAFT 01-16-98

                                TABLE OF CONTENTS


       NAME                                                                PAGE

 1.    PRODUCTS (APPENDICES A, D, F AND J)..................................  5

 2.    TERM OF AGREEMENT....................................................  5

 3.    RENEWAL..............................................................  5

 4.    ORDERING PROCEDURE...................................................  6

 5.    PURCHASING AND PURCHASE COMMITMENTS (APPENDIX A).....................  6

 6.    TAXES, DUTIES AND FEES...............................................  8

 7.    PAYMENT..............................................................  8

 8.    DELIVERIES (APPENDIX B)..............................................  8

 9.    EXPEDITING DELIVERIES/INCREASING QUANTITIES AND CANCELLATION.........  9

10.    LATE DELIVERIES......................................................  9

11.    CONFORMANCE REVIEW...................................................  9

12.    CERTIFICATE OF COMPLIANCE AND PACKING SLIP........................... 10

13.    TITLE................................................................ 11

14.    F.O.B. POINT......................................................... 11

15.    SHIPPING INSTRUCTIONS AND PACKAGING (APPENDICES E AND E.1)........... 12

16.    LABELING............................................................. 12

17.    FINAL ACCEPTANCE..................................................... 12

18.    QUALITY ASSURANCE (APPENDIX K)....................................... 12

19.    SOURCE INSPECTION.................................................... 14

20.    WARRANTY............................................................. 14

21.    PRODUCT FAILURES..................................................... 14

                                TABLE OF CONTENTS


       NAME                                                                PAGE

22.    LOGISTIC SUPPORT..................................................... 15

23.    PRODUCT RETURNS...................................................... 15

24.    REPAIR SERVICES (APPENDIX C)......................................... 16

25.    SPARE PARTS (APPENDIX D)............................................. 16

26.    EMERGENCY SPARES SUPPORT ............................................ 16

27.    SOFTWARE & SOFTWARE SUPPORT (APPENDIX C.1)........................... 16

28.    ESCROW ACCOUNT (APPENDIX H).......................................... 17

29.    MANUFACTURING RIGHTS................................................. 17

30.    TERMINATION.......................................................... 18

31.    CHANGES TO THE PRODUCT............................................... 18

32.    TECHNICAL SUPPORT (APPENDICES C.2 and C.3)........................... 20

33.    DOCUMENTATION (APPENDIX G)........................................... 20

34.    BUYER'S PROPERTY (APPENDIX I)........................................ 22

35.    TRAINING............................................................. 22

36.    PROPRIETARY INFORMATION.............................................. 22

37.    TRADEMARK OR TRADENAME............................................... 23

38.    INFRINGEMENT......................................................... 24

39.    FORCE MAJEURE........................................................ 24

40     APPLICABLE REGULATIONS............................................... 25

41.    ENFORCEABILITY....................................................... 25

42.    ASSIGNMENT........................................................... 25

                                TABLE OF CONTENTS


       NAME                                                                PAGE

43.    ABSENCE OF LITIGATION................................................ 25

44.    FINANCIAL INFORMATION................................................ 26

45.    LAW.................................................................. 27

46.    DISPUTE RESOLUTION................................................... 27

47.    NOTICES AND COMMUNICATIONS........................................... 28

48.    HOLD HARMLESS........................................................ 29

49.    SURVIVAL OF PROVISIONS............................................... 30

50.    COST REDUCTION PROGRAM............................................... 31

51.    PRODUCT DEVELOPMENT AGREEMENT........................................ 31

52.    SALES/MARKETING PLAN................................................. 31

53.    GENERAL.............................................................. 32


       Appendix A    -   Products and Pricing
       Appendix B    -   Forecast For Planning Purposes
       Appendix C    -   Support Services
       Appendix C.1  -   SELLER's Software and Software Support
       Appendix C.2  -   Product Support - Support Standard
       Appendix C.3  -   PSR Procedure
       Appendix D    -   Spare Parts
       Appendix E    -   Standard Routing Instructions
       Appendix E.1  -   Packaging Specifications
       Appendix F    -   Product Specifications
       Appendix G    -   Documentation
       Appendix H    -   Escrow Account Agreement
       Appendix I    -   BUYER's Property
       Appendix J    -   Shipping Check List
       Appendix K    -   Product Acceptance Criteria
       Appendix L    -   Product Development Agreements
       Appendix M    -   Sales/Marketing Plan

                VENDOR ORIGINAL EQUIPMENT MANUFACTURING AGREEMENT



This Agreement made and effective as of the sixteenth day of January, 1998 (the "Effective Date") by and between SCHNEIDER AUTOMATION INC., with its principal offices at One High Street, North Andover, Massachusetts 01845 (hereinafter "BUYER") and NEMATRON CORPORATION with its principal offices at 5840 Interface Drive, Ann Arbor, MI 48103 (hereinafter "SELLER") in consideration of the mutual benefits derived from an Agreement between the parties, the following special terms and conditions shall apply to purchases between BUYER and SELLER for the Products covered by this Agreement. In the event of a conflict between the standard terms and conditions of BUYER or SELLER and this Agreement, the provisions of this Agreement shall prevail.


   1.    PRODUCTS (APPENDICES A, D, F AND J)

         The products covered by this Agreement are set forth in Appendices A and D of this Agreement. (the "Products")

         SELLER shall sell the Products to BUYER pursuant to the terms and conditions of this Agreement.

         The Products shall be designed, manufactured and tested in accordance with the specifications as set forth in A Shipping Check List (Appendix
         J) will be provided and maintained for each item in Appendix A and Appendix D as required.

         BUYER reserves the right to add additional Products to this Agreement for purchase at mutually agreed upon pricing. The pre-production release steps required to add such additional Products will be: marketing discussions, agreement on specifications and launch time frames, reviews of specifications and test plans, prototype unit evaluation, participation in testing including Beta, review of product test results, review of user documents, addition of the new Products to this Agreement, and first unit inspection.

         If the Product is custom designed to BUYER's specifications, then the Product shall be designated as exclusive to BUYER and SELLER may not sell or distribute the Product, nor use any custom tooling to promote any Product for any third party.


   2.    TERM OF AGREEMENT

         The term of this Agreement shall be for four years from January 16, 1998, through January 154, 2002, for purchasing Products.


   3.    RENEWAL

         This Agreement shall be automatically renewed for additional two (2) year terms unless either of the parties hereto give the other party at least six (6) months prior written notice to terminate this Agreement before the expiration of the initial or any renewed term of this Agreement. If such prior written notice is made by either party, then this Agreement shall terminate on the initial or duly renewed expiration date.

   4.    ORDERING PROCEDURE

         All purchases by BUYER hereunder shall be made only upon issuance of BUYER's purchase order. Each purchase order shall make specific reference to the Agreement number assigned by BUYER to this Agreement and shall contain the following information: description of Product, quantity, routing instructions, delivery schedule, destination and confirmation of price. SELLER shall acknowledge acceptance of each purchase order within fifteen (15) days of receipt. Failure to return such an acknowledgment will not affect SELLER's obligation to sell in response to all purchase orders which are issued pursuant to and in conformance with the terms of this Agreement.

         BUYER's subsidiaries and affiliates, as validated by BUYER and wherever located, shall be eligible to make purchases of Product under this Agreement subject to the terms and conditions and prices herein contained. In the event BUYER's purchase order specifies shipment to a location outside of the United States, SELLER agrees to prepare and furnish BUYER with all necessary export/import documentation.


   5.    PRICING AND PURCHASES COMMITMENTS (APPENDIX A)

         Appendix A contains the net unit pricing and purchase commitments applicable to this Agreement. These prices are based on the * Formula contained in Appendix A. Any general price reductions, sales incentive programs, or additional list price discounts will become applicable to the Agreement as of the effective date of the price reduction announcement. The price structure may not be modified during the term of this Agreement unless agreed to in writing between the parties. SELLER warrants that the prices charged herein do not exceed those charged to other customers purchasing similar products under comparable terms and conditions.

         In the event that BUYER terminates this Agreement except as permitted in Section 30 or that SELLER terminates this Agreement as permitted in
         Section 30, then BUYER shall nonetheless be obligated to pay for any BUYER unique inventory specifically purchased by SELLER as detailed in Appendix A.

         Unit pricing includes all costs relating to labeling (including bar coding), packaging, packaging material, mounting hardware (if any), procurement, receipt and packing of documentation (Reference Appendix
         G).

         BUYER is involved with many large projects that will include significant Product orders along with the system software being delivered. Cost competition is strong and many times margins must be significantly reduced to secure business. SELLER agrees to use its best efforts, consistent with sound business practices, to negotiate in good faith, with BUYER, to reduce Product costs to BUYER for those large, cost competitive projects. The costs required will be determined on a case-by-case basis and will be discussed at the time a large project is identified. A large project is identified as a procurement of twenty
         (20) units or more. Any * reductions will be shared equally by both BUYER and SELLER.

               * INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL
             TREATMENT HAS BEEN REQUESTED THEREFORE. ALL SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC PURSUED TO RULE 24B-2.

   6.    TAXES, DUTIES AND FEES

         The prices stated are exclusive of any federal, state, municipal or other government tax now or hereinafter imposed upon the production, storage, sale, transportation or use of the Products described herein. Such taxes applied directly to the sale hereunder shall be paid by BUYER, excluding income taxes imposed upon SELLER or, in lieu thereof, BUYER shall provide a tax exemption certificate acceptable to the taxing authorities.

         For shipments with an ultimate destination outside the United States, all required import duties, tariffs, licenses and fees shall be payable by BUYER in addition to the stated prices.


   7.    PAYMENT

         Unless otherwise specifically stated to the contrary, the terms of payment shall be once per month, on the twenty-fifth of each month with the average payment date not to exceed net twenty-five (25) days from the date of invoice receipt. In case of partial shipments, pro-rata payments shall become due on each shipment. BUYER reserves the right to set off any payments or credits due under this Agreement against any invoice from SELLER.


   8.    DELIVERIES (APPENDIX B)

         For planning purposes only, a forecast in the form of Appendix B of this Agreement will be provided by BUYER to SELLER. Actual delivery dates will be established by purchase orders issued under this Agreement. All delivery dates are to be interpreted to mean delivery of Product at BUYER's designated location, NOT shipment of Product from SELLER's location.

         Delivery dates are based upon prompt receipt of all necessary documents from the BUYER. Shipments are scheduled after acceptance of an order in accordance with BUYER's requirements unless specifically stated to the contrary. However, where existing priorities and schedules prevent strict compliance with requested delivery dates, orders will be entered as close as possible to the requested date, and BUYER will be advised of the actual shipping schedule.

         BUYER may reject and return any shipment received more than five (5) days prior to the scheduled delivery date, or at BUYER's sole discretion, the shipment may be held at BUYER's facility and formally received on the scheduled delivery date. SELLER shall ensure that material is received at BUYER's designated location no more than 5 days early and 0 days late from SELLER's acknowledged delivery date.

 9.    EXPEDITING DELIVERIES, INCREASING QUANTITIES, AND CANCELLATION

       BUYER may expedite ("pull in") scheduled deliveries of Products provided at least five (5) days written notice is given to the SELLER. If BUYER requires expedited shipments, SELLER will use its best efforts, consistent with sound business practices, to accommodate the expedited shipments of Products.

       BUYER may increase the total quantities of its Product on order so long as SELLER is given five (5) working days written notice (lead time). SELLER will use its best efforts, consistent with sound business practices, to accommodate deliveries to BUYER of increased quantities. BUYER shall not be responsible for any material ordered by SELLER in advance of SELLER receiving delivery requirements unless BUYER specifically agrees in writing to assume the liability.

       Some less than normal lead-time orders may require expediting charges to meet customer delivery requirements. BUYER will reimburse SELLER for all such charges. Charges will be communicated, reviewed, and accepted by BUYER prior to being incurred.

       Orders may not be canceled after shipment by SELLER. For orders that are canceled by BUYER more than three (3) days after order entry and less than five (5) days from shipment (lead-time), BUYER will pay a cancellation charge equal to 50% of the order price.


10.    LATE DELIVERIES

       In the event that Product is not shipped in accordance with the agreed-upon delivery schedule, at BUYER's request, SELLER shall ship all such Products by air freight and SELLER shall be responsible for payment of the additional charge.


11.    CONFORMANCE REVIEW

       An initial conformance review will be held six (6) months after the effective date of this Agreement followed by a review each six (6) months thereafter or as needed.

       The purpose of the review is to discuss how the business relationship is progressing and will cover such topics as quality, software, delivery, industry pricing structures and BUYER's future requirements. The sites of meetings will be as mutually agreed upon by both parties.


12.    CERTIFICATE OF COMPLIANCE AND PACKING SLIP

       A certificate of compliance indicating SELLER's adherence to the specifications of the Products will accompany each shipment to the BUYER. In addition, a packing slip containing, at a minimum, the purchase order number, BUYER's part number, revision, quantity, serial number and Product identification, will be provided upon each shipment (see Item 15 for details). All Products to be exported shall have written "Country of Origin - U.S.A." on all invoices and packing slips.

13.    TITLE

       The title to the Products passes from SELLER to BUYER upon shipment of the Products.


14.    F.O.B. POINT

       F.O.B. Point shall be SELLER's facility.

       Transportation charges and insurance are the responsibility of BUYER.

15.    SHIPPING INSTRUCTIONS AND PACKAGING (APPENDICES E, E.1)

       SELLER may be responsible for drop shipping all Products from SELLER's facilities to customer locations designated by BUYER. All Product should be packaged by SELLER in accordance with BUYER's requirements as outlined in BUYER's specifications 043504117 in Appendix E.1 to this Agreement. The following documentation will be required for all shipments:

       A.    A copy of the invoice will be sent to BUYER, ATTN: Accounts
             Payable.

       B. A copy of the packing slip and bill of lading/airway bill will be sent to BUYER, ATTN: Traffic Manager.

       C. A special packing slip will be provided by BUYER that will be completed by SELLER and accompany all drop shipments to BUYER's customers.

       D. International shipments will require customs documentation that will be mutually agreed upon between BUYER and SELLER.

       The routing of all shipments to BUYER's facility in North Andover MA shall be as outlined in Appendix E.


16.    LABELING

       It will be the responsibility of SELLER to affix BUYER's label and part number in accordance with specification 043504190, (Appendix E.1), to the Products shipped. BUYER will provide the necessary data to allow SELLER to purchase labels from a BUYER designated source. The costs for these labels will be added to SELLER's proposal cost. SELLER may be required to purchase BUYER recommended label printing equipment in order to comply with the above.


17.    FINAL ACCEPTANCE

       The timing of final acceptance of all Products covered by this contract shall be at the discretion of BUYER. BUYER shall have thirty (30) days from receipt to accept some or all items of a shipment. Failure of the BUYER to reject any items within the thirty (30) days shall constitute final acceptance of the items.


18.    QUALITY ASSURANCE (APPENDIX K)

       A.    Quality Assurance Program

             SELLER agrees to maintain a Quality Assurance System in accordance with the requirements of ISO 9000 and ISO 9001 unless otherwise agreed to and documented in this contract. BUYER acknowledges SELLER's current position concerning ISO 9001 Certification efforts and understands that SELLER is not ISO 9001 compliant at the date of this Agreement. SELLER acknowledges that the ISO 9001 Certification program has begun and SELLER intends to be ISO 9001 compliant by December 31, 1998. SELLER agrees to allow the BUYER access to his facilities and Quality Records for the purpose of verifying the Quality Systems implementation and effectiveness.

         B.    Qualification Plan

               When required by either the Product specification document or the contract, SELLER agrees to develop, implement and report the results of a Product Qualification Plan. Approval by BUYER of the Qualification Plan and the test results must be documented before a release of the production quantities can occur.

         C.    Quality Planning

               SELLER shall provide BUYER with a Quality Plan for the Product which describes the major manufacturing, test and quality control process steps and the key characteristics being controlled.

         D.    Final or Pre-Shipment Acceptance Testing

               SELLER shall submit its Final Acceptance Test for review by BUYER. Once agreed to, there shall be no changes without the written consent of BUYER's Supplier Quality Assurance Department. However, if areas of product capability are discovered that are not satisfactorily tested by SELLER's test procedures, SELLER will promptly improve its test procedures after receiving written notification from BUYER. No shipments can be made until the BUYER is assured that the test process change agreed to by both parties has been implemented. The BUYER may require the retesting, at no charge, for Product previously delivered to assure compliance with the new procedures.

         E.    Quality Data

               SELLER agrees to provide BUYER quality data that is used to monitor and measure the outgoing quality, warranty and delivery performance of the Product on a periodic schedule. SELLER further agrees to develop a continuous improvement plan within ninety
               (90) days of the Effective Date, using this data as a basis for measuring performance to the plan.

         F.    Corrective Action

               SELLER agrees to acknowledge BUYER's written request for Corrective Actions within five (5) working days, and said response shall define how long the Corrective Action will take to complete. All Corrective Actions shall define the root cause of the problem, the action to contain affected Product, the actions taken to prevent a recurrence and the date of effectivity.

         G.    Failure Analysis

               SELLER agrees to provide BUYER with a written Failure Analysis Report for all Product returned for repairs. This report shall include warranty status, symptoms, repair action and turnaround time. In addition, SELLER must maintain a data base capable of failure trend analysis and related corrective actions. SELLER agrees to supply BUYER's Quality Department with a monthly report of the failure trends and the Corrective Actions taken to prevent a recurrence or improve the overall Product performance.

  19.    SOURCE INSPECTION

         BUYER reserves the right to perform a source inspection at SELLER's facility prior to any shipment provided the BUYER provides SELLER with reasonable notice of the intent to perform source inspection. SELLER should provide BUYER with five (5) working days notice of when Products will be available for source inspection.

         BUYER's representative may elect to conduct an inspection either on a random sample basis or to the extent of one hundred percent (100%) inspection. The waiver of any inspection or non-conformity on one shipment does not constitute a waiver of any subsequent shipments or requirements. All inspections will be conducted using a sampling plan where "c" (the number of defective Products acceptable) equals zero.


  20.    WARRANTY

         SELLER warrants Products shipped under the terms of this Agreement to be in accordance with all specifications and free from defect in design, workmanship and material under normal use and service for a period of twenty-four (24) months after the date of shipment or at the end of any additional warranty purchased pursuant to Appendix A. The warranty on repaired Product shall be ninety (90) days after repair or the remaining period of the original warranty, whichever is greater.

         SELLER agrees to repair or replace, in accordance with warranty procedures in Appendix C, without charge, all defective Product within the applicable warranty period, provided that the defects are as specified above and provided further, the Product has not been altered or repaired, other than with authorization from SELLER and by its approved procedures, has not been subjected to misuse, improper maintenance, negligence or accident, damaged by excessive current, or otherwise had its serial number or any part thereof altered, defaced or removed. All defective Product released hereunder shall become the property of SELLER. This warranty applies only to hardware Products. This paragraph states BUYER's sole and exclusive remedy for breach of warranty.

         THIS WARRANTY IS IN LIEU OF AND SELLER DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THOSE OF MERCHANTABILITY OR FITNESS FOR PURPOSE.

         The warranty set forth herein may not be extended, altered or modified except by written amendment to this Agreement.


  21.    PRODUCT FAILURES (APPENDIX C.2)

         If an epidemic of failures of functional specification non-conformities of any single Product due to the same specifically identified symptoms occur at a rate greater than * percent * of the sample inspected or * percent * of the total installed customer base within * in or out of warranty, SELLER agrees to provide, at SELLER's expense, technical personnel to determine and implement the remedy for the failed goods. Upon receipt of written notice of such failures, SELLER has * working days to implement corrective action in accordance with the Product Support Standard contained in Appendix C.2. Failure to implement corrective action within * working days shall be considered an event of default. The goal shall be to have returns due to Product failures occur at a rate of less than * of total Product shipments per year.


  22.    LOGISTIC SUPPORT

         SELLER commits to provide the BUYER spare parts and repair services for a period of at least ten (10) years from the conclusion of this Agreement at SELLER's then current commercial rates and prices. If components that are not to be specially manufactured by SELLER are not commercially available, SELLER commits to expend the engineering resources necessary to qualify and use substitute parts that are commercially available. SELLER will use its best efforts consistent with sound business practices to provide at least twenty-four (24) months written notice of SELLER's intention to discontinue logistic support or manufacturing.

         In addition, SELLER shall maintain records of the repair activity for a period of three (3) years from the date of each repair. Appropriate schematics and/or test diagnostics which will be sufficient for BUYER to assume the logistic support activity for any Products covered by this Agreement will be passed to BUYER when logistics activity ceases. BUYER will also require a copy of all schematics under the direct control of SELLER at the start of the program. Revisions to schematics will be provided on an as-required basis.


  23.    PRODUCT RETURNS

         When a Product is returned for warranty work or failed final acceptance, BUYER shall return the Products to SELLER freight collect and issue a debit memo covering such returned equipment. This debit memo will be used as appropriate to reduce, set off, or be deducted from any payments due under this Agreement.

         SELLER has fourteen (14) calendar days to repair or replace said defective Products.

         All brand new units that fail upon installation or within 30 days of installation shall be replaced with another brand new unit.

               * INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFORE. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC PURSUANT TO RULE 24B-2.

  24.    REPAIR SERVICES (APPENDIX C)

         SELLER agrees to provide repair services for out-of-warranty Products in accordance with the repair rates and schedule as set forth in Appendix C. BUYER will provide SELLER, for each unit returned to the BUYER, a written description of the failure, the application the unit is used in when available, and other data necessary for the repair staff to make a determination as to the cause of the reported failure. SELLER will notify BUYER within forty-eight (48) hours of receipt of a shipment, of the nature, cost and time required for repair work.

         The repair turnaround time is a maximum of fourteen (14) calendar days from the date of receipt by SELLER until repair and shipment by SELLER. Items are to be repaired or replaced to the then current revision level of the specification unless otherwise instructed by BUYER.


  25.    SPARE PARTS (APPENDIX D)

         For the term of this Agreement, SELLER agrees to sell to BUYER, the spare parts in Appendix D at the prices set forth therein. Appendix D shall be updated twice per year by SELLER to reflect changing prices of purchased parts. Prices for spare parts will reflect the Margin Sharing Formula contained in Appendix A. The maximum shipping time for such spare parts is two (2) business days after SELLER's receipt of an order from BUYER. All spare parts shall be packaged in boxes that do not bear the SELLER's name. The spare parts will also not contain SELLER's name unless otherwise agreed.


  26.    EMERGENCY SPARES SUPPORT (APPENDIX D)

         SELLER shall, within the limits of production capability, use its best efforts consistent with sound business practices to provide emergency spare parts within twenty-four (24) hours after receipt of an emergency order.


  27.    SOFTWARE AND SOFTWARE SUPPORT (APPENDIX C.1)

         SELLER shall provide technical support to BUYER for any of SELLER's standard software installed on Products. Any changes in drivers not supplied by BUYER, maintenance upgrades to operating systems, or BIOS updates will be provided electronically to BUYER's Technical Support department for distribution as appropriate. (Appendix C.1.)

  28.    ESCROW ACCOUNT (APPENDIX H)

         If requested by BUYER, SELLER agrees to deposit in an escrow account a copy of the latest version of all designs, drawings, parts lists, manufacturing processes, test procedures, documentation, schematics and software necessary to manufacture or produce the Products covered by this Agreement. The escrow account shall be established and maintained pursuant to an Escrow Account Agreement in accordance with Appendix H. The annual cost of maintaining any escrow account hereunder will be paid by BUYER.

         SELLER shall provide the proper approvals for BUYER's access to SELLER's offsite documentation storage supplier in the event that logistic support ceases. Proof of access to SELLER's offsite documentation storage will be provided to BUYER within 120 days of the Effective Date and attached to Appendix H.


  29.    MANUFACTURING RIGHTS

         Upon the election of SELLER to discontinue logistic support (Section
         22) or a significant breach by SELLER of a term of this Agreement and said breach has not been cured within sixty (60) days of receipt of notice of such alleged breach or if it is impossible to cure the breach and no corrective action has been implemented within sixty (60) days as this Agreement allows, resulting in a default by SELLER and a termination of this Agreement by BUYER, then SELLER hereby grants BUYER, BUYER's parent company, and affiliates, a nontransferable license to manufacture internally or subcontract the manufacture of the Products covered by this Agreement for an agreed upon purchase price, negotiated in good faith between BUYER and SELLER. Such pricing shall be based on the Margin Sharing Formula contained in Appendix A and reflect the increased engineering support to be provided by BUYER. Further, the escrow agent will be directed to turn over possession of any and all escrow material (see above) to the BUYER after payment by BUYER to SELLER of the negotiated fee. BUYER shall keep the escrow material in confidence and shall use it only for the purpose of manufacturing the Products as permitted hereunder.

         If BUYER requests manufacturing rights for the Products, when there has been no breach by either BUYER or SELLER, the parties agree to discuss the manufacturing rights/support issues in good faith. Payments to SELLER resulting from such a grant shall be based on the Margin Sharing Formula in Appendix A and cost savings for each unit produced as determined by reference to the standard or mutually modified bill of materials costed out at current actual purchase prices. These rights shall include repair services and ECN support. Payments will be issued net 30 days payable quarterly.

         If BUYER requests manufacturing rights for the Products, when there has been no breach (by either BUYER or SELLER) and termination has occurred, based on written notice from BUYER, then SELLER shall consider such request and enter into negotiations in good faith to provide such rights.

  30.    TERMINATION

         The BUYER may cancel, at no financial liability (except for payments of any balance due for conforming Product delivered prior to default) in whole or in part thereof, this Agreement through non-performance by SELLER or delivery of poor quality and workmanship Products only after SELLER has had a period of sixty (60) days after written notification to rectify said problems. The notification by BUYER shall state in detail the number of instances of non-conforming material, the percentage of total shipments that such non-conforming material represents, the serial numbers of non-conforming Product if BUYER manufactures or repairs Products, the application such units were used in wherever possible, and the part name and number that gave rise to the non-conforming material report.

         Either party may give notice in writing to the other party to terminate this Agreement in the event that the other party shall:

         A. commit a breach or non-observance of any of the provisions herein that remains uncured sixty (60) days after written notice; or

         B. become insolvent or petition for reorganization under the bankruptcy act or is adjudicated as bankrupt or if a receiver is appointed for that party's business or if that party makes an assignment for the benefit of creditors.


  31.    CHANGES TO THE PRODUCT

         All Engineering Change Notices (ECN's) for Products will be electronically transmitted to BUYER's Quality and Service Departments upon generation. Unless objected to by BUYER within ten (10) working days after receipt by BUYER, such changes shall be considered approved.

         A summary of all ECN's that were implemented during a given calendar quarter will be provided to BUYER's Quality Department at the end of that calendar quarter.

         BUYER reserves the right to request changes to the Product or specifications at any time during this Agreement. If such changes should result in delay in delivery or additional expense to SELLER, then SELLER should notify BUYER and both parties agree to make an equitable adjustment in the delivery and price schedules under this Agreement.

         Changes made as a result of BUYER's PSR Procedure (Appendix C3) will be assigned a priority code per Section 32D of this Agreement.

         If such changes cannot be accomplished by SELLER for technical reasons using technology reasonably available to SELLER consistent with sound business practices and BUYER is notified in writing to that effect, then BUYER may either rescind the change or cancel this Agreement in accordance with the cancellation clauses.

         The SELLER must provide written/electronic notification upon formalization of an action plan to BUYER (including a Shipping Check
         List) of any mandatory changes to the Product which are in the opinion of SELLER necessitated because of changes in technology, Product safety and correction of deficiencies under the Product Failures paragraph above, or material supply issues. Unless objected to by BUYER within ten (10) working days, such changes shall be considered approved. If such mandatory changes are required, then SELLER shall provide BUYER at no charge all necessary materials and installation instructions to implement the changes promptly. SELLER shall replace or credit BUYER with all logistic support inventory made obsolete by the change(s). Any changed Products are to be included in any volume commitments made under this Agreement.

         BUYER's Product Marketing Group will supply the initial test software and test suites for SELLER's change qualification testing. Thereafter BUYER's Technical Support Group will supply any necessary updates.

  32.    TECHNICAL SUPPORT (APPENDIX C.2, C.3)

         SELLER will provide the following support as required worldwide at no charge:

         A. Engineering support to BUYER in the form of telephone consultation by SELLER's engineering personnel at SELLER's place of manufacturing during normal working hours.

         B. Qualified technical support in the form of telephone, fax, or electronic mail consultation will also be provided twenty-four
               (24) hours a day at no charge to BUYER.

         C. Field support to BUYER's field engineering personnel in the form of telephone, electronic consultation by SELLER's manufacturing division.

         D. SELLER agrees to resolve Product performance problems in accordance with specification 043501244 contained in Appendix
               C.3. The priority level shall be set per Appendix C.2 by BUYER in consultation with SELLER. BUYER and SELLER agree that any differences in classification will be resolved by SELLER's Vice President of Engineering and BUYER's Manager of Quality.

         BUYER shall provide the first line of on site support for BUYER's customers. If BUYER is unable to resolve Product problems while on site, SELLER agrees to provide BUYER with qualified factory-trained technical support when such assistance is reasonably required by BUYER within a time not to exceed twenty-four (24) hours from notification by BUYER. Whether the cost of this assistance shall be borne by SELLER or BUYER depends on whether the Product is in compliance with SELLER's warranty. If the Product is in compliance, BUYER is to bear the cost and will be billed at SELLER's then-prevailing published rates.

         SELLER shall provide BUYER's Technical Support Department with a base documentation package that will enable BUYER to provide first line support for the Products. That package will include the following items, but is not limited to: assembly drawings, mechanical/dimensional layout drawings, wiring diagrams, electrical schematics, repair procedures, copies of Read-Me sheets that are shipped with Products, a copy of Errata Sheets that are shipped with Products, certificates of Agency compliance (i.e., CE, CSA, UL, etc.), hardware specifications, software specifications, Shipping Check List, list of field replaceable spare parts, Qualification Test Plans and results, Troubleshooting and Diagnostic Guides, user manuals, panel mounting and cutout information. It is acknowledged by BUYER that some of the above items are not developed at the time of this Agreement and that SELLER will make reasonable efforts to provide the support information required by BUYER within one year of the Effective Date.


  33.    DOCUMENTATION (APPENDIX G)

         The BUYER shall have the right to reproduce any documentation and specifications of Products developed or supplied under this Agreement by the SELLER for incorporation in BUYER's technical documentation and publications at BUYER's expense.

         SELLER shall supply all necessary information to BUYER in order to facilitate the creation of manuals, documentation and/or instructions.

         The BUYER agrees to affix, when appropriate, SELLER's copyright notices on any documentation reproduced by BUYER which was supplied by SELLER. SELLER shall provide BUYER with copies of SELLER's standard commercial documentation specifically developed or modified for the Products covered by this Agreement.

  34.    BUYER'S PROPERTY (APPENDIX I)

         All tools, dies, jigs, patterns, equipment or material and other items purchased, furnished and charged to or paid for by BUYER (commonly referred to as non-recurring engineering "NRE" charges or special tooling charges) and any replacement thereof are listed in Appendix I and shall remain the property of BUYER.

         Such property shall be plainly marked to show it is the property of BUYER and shall be safely stored apart from other property. SELLER shall maintain a listing of all BUYER owned property, by serial number where appropriate, and transmit listing to BUYER for confirmation on a semi-annual basis. SELLER shall not substitute other property for BUYER's property and shall not use such property except in filling BUYER's orders. SELLER shall hold such property at its own risk in the same condition as originally received by SELLER, reasonable wear and tear excepted. SELLER agrees to maintain such property at no cost to BUYER reasonable wear and tear excepted for so long as BUYER continues to purchase applicable Product from SELLER. Upon termination or default by SELLER, all BUYER's property shall be forwarded to BUYER.


  35.    TRAINING

         Upon thirty (30) days' advance notice, SELLER will provide initial training to BUYER's personnel at no charge to BUYER. Such training shall consist of two (2) courses, each containing no more than twenty
         (20) students. The course shall cover in detail the installations, adjustments, operations, tests, and maintenance of said Products. Each course shall include a reasonable amount of hands-on experience along with classroom-type training. In addition to copies for the trainees, SELLER will provide BUYER with copies of the course outline, training guides, and materials for each model or Product, at no charge to BUYER, and BUYER shall have the right to reproduce and transmit copies of such documentation to BUYER's own trainees. BUYER shall pay all reasonable travel and living expenses of SELLER's personnel as agreed upon in advance and shall supply all necessary equipment as specified in advance by SELLER to conduct such training, if such training does not take place at SELLER's site.

         Initial training will take place in North Andover, MA and Sophia, France.

         Additional training courses may be offered by SELLER at SELLER's prevailing rates offered to its other customers. (Reference Appendix C)


  36.    PROPRIETARY INFORMATION

         All proprietary information which is specifically designated as such and is disclosed by either party to the other in connection with the Agreement, shall be used solely for installation, operation, maintenance and support of equipment furnished under this order only and shall be protected by the recipient from disclosure to others with the same degree of care as that which is accorded to its own proprietary information. Information will not be subject to this provision if it is or becomes a matter of written record in the recipient party's files prior to disclosure to it by the other party, if it was or is received by the recipient party from a third person under circumstances permitting its disclosure, or its disclosure is required by any United States governmental agency. The obligation imposed by this paragraph shall continue for the period of this Agreement and for ten (10) years thereafter. The parties acknowledge that any violation of this obligation could result in injunctive relief as well as monetary damage.


  37.    TRADEMARK OR TRADENAME

         BUYER may market Products furnished by SELLER under the terms of this Agreement as part of BUYER's systems under BUYER's own trademarks and tradenames. Without SELLER's express written approval, BUYER may not market Products under SELLER's trademarks or tradenames. SELLER will affix BUYER's trademark only to Products sold to BUYER unless otherwise specified by BUYER. SELLER shall not supply Products under this Agreement with SELLER's trademarks or tradenames affixed to the Product unless otherwise specified by BUYER.

  38.    INFRINGEMENT

         SELLER shall undertake, at its own expense, the defense of any suit or proceeding brought against the BUYER insofar as such suit or proceeding is based upon a claim that any equipment made to SELLER's design and furnished hereunder constitutes an infringement of any patent, copyright, trademark, trade secret or license on condition that BUYER promptly notifies SELLER in writing of such suits or threats thereof and cooperates by giving SELLER any requested authorization, information and assistance for the defense of same. SELLER shall indemnify BUYER all costs incurred by BUYER in connection with such suit or proceeding, and if it is finally determined that an infringement exists, to procure for BUYER the right to continue purchasing the Product or to replace or modify the Product so that it is non-infringing but functionally equivalent, or if neither option is commercially feasible, to terminate this agreement with respect to the infringing Product and refund the purchase price for all unused Product returned to SELLER, freight collect. The foregoing shall not apply in instances in which normally non-infringing SELLER's Product is rendered infringing by BUYER's unique specifications, alteration, combination with other equipment or use of said equipment. The sole obligation of SELLER shall be full compliance with this clause.


  39.    FORCE MAJEURE

         If performance of any part of this Agreement by SELLER or BUYER is prevented or delayed by reason of any cause beyond the control of and without the fault of the party affected (including without limitations acts of God, acts of the other party, acts of civil or military authority including governmental priorities, fires, floods, epidemics, wars and riots) and which cannot be overcome by diligence, the party affected shall be excused from such performance to the extent that it is necessarily prevented or delayed thereby during the continuance of such happening or event, and this Agreement shall be deemed suspended so long as the extent that any such cause prevents or delays its performance, provided however, that after sixty (60) cumulative days of such suspension on the part of one party the other party may, at its discretion, terminate without liability its obligations under this Agreement to the extent that the affected party's performance has been prevented or delayed. In order to obtain a suspension under this article, the party delayed shall send written notice of the delay and the reason therefore to the other party within five (5) calendar days from the time the party delayed, knew or should have known of the force majeure in question.

  40.    APPLICABLE REGULATIONS

         SELLER certifies that it complies with all applicable federal, state and local laws and ordinances, including but not limited to the requirements of the Fair Labor Standards Act of 1938 as amended, the Walsh-Healy Public Contract Act, Equal Employment Opportunity as defined in Executive Order 11246 and the Occupational Safety and Health Act (OSHA). If BUYER's order is placed as a sub-contract under the United States government prime contract, only those clauses of the Federal Acquisition Regulation (FAR) that are required by federal law are hereby incorporated by reference except that nothing contained herein shall be construed as a representation that SELLER offers its standard Products on a cost reimbursement basis or that the SELLER makes any representation regarding the cost of standard Products. SELLER agrees to execute any additional certifications and representations as to status of compliance as may be requested by BUYER in accordance with federal, state or local regulations.


  41.    ENFORCEABILITY

         No delay or failure of either party in exercising any right hereunder and no partial or single exercise hereof shall be deemed to constitute the waiver of such right or any other rights hereunder.

         If any provisions of this Agreement shall become inoperative or unenforceable as applied in any particular case or becomes in conflict with any other provisions hereof, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case or circumstances. The invalidity of any one or more phrases, sentences, clauses or sections contained in this Agreement or any part thereof shall not affect the enforceability of the remainder of the Agreement.


  42.    ASSIGNMENT

         Neither party shall assign this Agreement without the prior written consent of the other party, provided however, that a successor in interest by merger, by operation of law, assignment, purchase or otherwise of the entire business of either party shall acquire all interest of such party hereunder.


  43.    ABSENCE OF LITIGATION

         There are no pending threats of action or proceedings before any court or administrative agency which may adversely affect either party's ability to perform its obligations in accordance with this Agreement.

  44.    FINANCIAL INFORMATION

         Each party agrees to provide, upon request of the other party, financial information such as financial statements and other information such as may be reasonably required in order to establish financial responsibility and stability.

  45.    LAW

         This Agreement shall be deemed to be a contract made under and interpreted in accordance with the laws of the State of Michigan.


  46.    DISPUTE RESOLUTION

         Except for a lawsuit to collect the price of a Product or to seek injunctive relief with respect to intellectual property or other proprietary rights, any controversy or claim arising out of or relating to this Agreement or any breach thereof shall be settled by arbitration in the State or Commonwealth of the responding party, in accordance with the rules then in effect of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

         Prior to filing any arbitration or lawsuit with respect to any claim out of or relating to this Agreement, or the breach thereof, the party believing itself to be aggrieved shall give notice to the other party, and each party shall use its best efforts to arrange personal or telephone conferences between negotiators for parties at not less than three successively higher management levels. The negotiators shall use their best efforts to resolve the dispute within a total of twenty (20) business days, during which time, no fewer than three (3) conferences shall be held between negotiators. If a resolution is not achieved by negotiators at the final management level within the allotted time, then either party may initiate arbitration.

47.  NOTICES AND COMMUNICATIONS

     All notices and communications under this Agreement should be directed to the respective authorized representatives, subject to change upon written notice.

           BUYER:      Schneider Automation Inc.
                       One High Street
                       North Andover, Massachusetts  01845
                       Attention:  Director of Materials

           SELLER:     Nematron Corporation
                       5840 Interface Drive
                       Ann Arbor, MI 48103
                       Attention:  President

  48.    HOLD HARMLESS

         Each party shall indemnify and hold the other party harmless from and against any and all claims for personal injuries including death or damage to property caused by the negligent act or omission of the respective party or the negligent act or omission of such parties' officers, directors, employees, agents and representatives. Neither party shall be liable for consequential damages with respect to the Agreement or any portion thereof.

  49.    SURVIVAL OF PROVISIONS

         The following provisions (as set forth above) shall survive the completion or termination of this Agreement to the extent that they relate to any activity performed under this Agreement: Warranty, Logistic Support, Proprietary Information, Patent Protection, Trademark or Tradename, Termination, Software and Software Support, Manufacturing Rights if invoked during the term of the Agreement, and Hold Harmless.

50.      COST REDUCTION PROGRAM

         In anticipation of potential market pressure on price structures, it is the goal of SELLER to strive for a cost reduction in the Products covered by this Agreement. SELLER hereby agrees to develop a formal ongoing cost reduction program to be submitted to BUYER for review and approval within * months of the Effective Date. The goal of SELLER's cost reduction program will be to reduce the cost of the Product * each
         *.


  51.    PRODUCT DEVELOPMENT AGREEMENT (IF APPLICABLE)

         If a Product Development Agreement (PDA) was executed by the Parties and contains some or all of the Products covered by this Agreement, that Agreement is hereby incorporated by reference insofar as it is not inconsistent with the provisions of this Agreement.

         For reference, the Product Development Agreement Numbers are shown in Appendix L.


52.      SALES/MARKETING PLAN (APPENDIX M)

         The Sales/Marketing Plan jointly developed and attached hereto as Appendix M represents the parties current plan to sell and distribute Products within their distribution channel. The Sales/Marketing Plan shall be reviewed no less than annually.

         * INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFORE. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC PURSUANT TO RULE 24B-2.

  53.          GENERAL

         A. This Agreement with all attached appendices supersedes all prior Agreements by the parties hereto and constitutes the entire understanding between the parties with respect to the subject matter hereof.

         B. SELLER agrees to only accept direction, orders, communications and technical changes from BUYER's purchasing representative unless otherwise directed in writing by BUYER's Purchasing Department. The parties accept that BUYER will not be responsible for and SELLER assumes all liability for any action made by SELLER without written authorization from BUYER's purchasing representative.

         C. It is understood and accepted by the parties that both are independent parties and no agency, partnership, joint venture or other legal form is created by this Agreement. Neither party is authorized to act on behalf of the other, and if such unauthorized act is done by a party, the party agrees the indemnify the other for all liability or damages resulting from the act.

         D. No subsequent changes or additions hereto shall be binding unless reduced to writing and agreed to between the parties

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year indicated below.






BUYER:                                        SELLER:
SCHNEIDER AUTOMATION INC.                     NEMATRON CORPORATION, INC.


By: /s/ Edward Mueskes                        By: /s/ Frank G. Logan III
    -----------------------------------           ----------------------------

Typed: Edward Mueskes                         Typed:  Frank G. Logan III

Title: Director of Materials and Purchasing   Title:  President and CEO

Date: January 16, 1998                        Date: January 15, 1998
      ---------------------------------             --------------------------

                                   APPENDIX A

                              PRODUCTS AND PRICING


1.    Products

         Hardware:
         ICC-5000 Industrial Control Computer family with * ICC-6000 Industrial Control Computer family with * ICC-7000 Industrial Control Computer family with * FlexBox Industrial Control Computer family with * 500i Industrial Control Computer family with *
         600i Industrial Control Computer family with *
         700i Industrial Control Computer family with * Pre-configured ICC 5000, 6000 and 7000 models with * Pre-configured ICC
         500i, 600i and 700i models with *


         User Guides:
               In English, French, Italian, German, & Spanish for all Hardware Products


2.    Pricing   *

         * Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24B-2.

Purchase Commitments

         During the term of this Agreement, BUYER agrees not to market any non-portable, open architecture industrial computers (Defined as industrial computers designed to support any Microsoft operating system), except: a) the Products purchased under this Agreement; and b) any such products currently marketed by BUYER as of the Effective Date.

         BUYER agrees to provide SELLER with a list of the currently marketed products referenced above within 120 days of the Effective Date.

         SELLER shall make best efforts to participate in the development and manufacture of new industrial computers as required by BUYER. BUYER shall make best efforts to use the technology available to SELLER for new industrial computers wherever possible. If, after good faith discussions, SELLER elects not to manufacture new industrial computer products required by BUYER, SELLER shall notify BUYER in writing. Upon receipt of written notification, BUYER may obtain such industrial computers from any third party. In this event, no other terms and conditions are waived for other existing or future products unless otherwise agreed per this paragraph on a case by case basis.

         * INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFORE. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC PURSUANT TO RULE 24B-2.

                                   APPENDIX B

                         FORECAST FOR PLANNING PURPOSES


BUYER will supply SELLER with a monthly rolling twelve (12) month forecast of shipment requirements by Product family by model. The forecast shall be designed by the BUYER to assist the SELLER with planning its material purchases and labor requirements, and such format will be reviewed no less than annually. The format should reflect SELLER's basic requirement, including:

1. 120+ days; SELLER will plan capacity with vendors and place firm purchase orders for very long-lead items.
2. 90-120 days; SELLER will place purchase orders with its vendors to accommodate the forecast.
3. 30-60 days;  SELLER will build sub-assemblies to the forecast.
4. 1-30 days; SELLER will place firm purchase orders to Just-In-Time vendors. SELLER will final assemble units to configurations stated on the purchase orders.
5. Safety stock of finished units, the quantities of which will be jointly agreed to by the parties, will be held by SELLER to specific configurations provided by BUYER.


BUYER's initial unit forecast as of the date of this Agreement is as follows:

                    North America                    Rest of the World
               1998     1999      2000            1998    1999      2000

                                    *
High
Medium
Low

ShoeBox:
High
Medium
Low

Special Configuration

Total                               *



         * INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFORE. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC PURSUANT TO RULE 24B-2.

                                   APPENDIX C

                                SUPPORT SERVICES


1.   On-site hardware support program:

     SELLER shall provide 24-hour phone support to BUYER seven days per week at no cost to BUYER.

     SELLER shall provide on-site technical support to BUYER as required under the Agreement at the then prevailing published price list established for each class of technician or engineer, less 10%. (Terms and conditions in Section 32 not withstanding.) The costs of such on-site services shall be billed to BUYER and shall be paid to SELLER within thirty (30) days of invoice date. It is expected that BUYER will invoice its customer in turn; SELLER shall not be a party to such transaction and BUYER may invoice its customer any amount or on any commercial terms that it deems advisable.

2. Out of warranty factory repair prices shall be based on the Margin Sharing Formula in Appendix A:

     SELLER shall provide out-of-warranty repair services at locations in Ann Arbor, MI (United States), at IP Systems in Lyons, France, and at such other locations as mutually agreed to from time to time, based upon sufficient volume of repairs being demanded in other parts of the world. It is understood that if BUYER desires to make such repairs in its own facilities, SELLER shall provide the schematics and drawings and other such materials to allow BUYER's technicians to make such repairs in a timely and efficient manner.

     Repair prices shall be set by SELLER, according to the Margin Sharing Formula in Appendix A. If the repairs are made at a BUYER's facility, BUYER shall invoice the customer according to its established billing practices and list prices, and shall remit to SELLER an amount in accordance with the Margin Sharing Formula contained in Appendix A within thirty (30) days after the date of the invoice.

     It is the intent of both parties that repair facilities be conveniently located in areas where repairs are most likely to occur. Therefore, as time passes and data provides evidence to both parties that a repair facility in Asia or Australia or some other part of the world is necessary, the parties will discuss in good faith the location of such facility and establish a facility where it is needed. The cost of such facility shall be borne by the party collecting the repair fees charged to the facility's customers.

3.   Training:

     SELLER may provide customer training if required. Course outline and class duration will be determined with BUYER input.

4.   Hardware changes beyond the current specification:

     Support for added features beyond those identified as within the current specification will be negotiated in good faith between the parties for pricing and scheduling on a per event basis.

                                  APPENDIX C.1

                          SOFTWARE AND SOFTWARE SUPPORT


Special provisions for non-BUYER supplied software to be added as required.

                                 APPENDIX C.2

                               PRODUCT SUPPORT-

                               SUPPORT STANDARD

                                      *




































         * INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFORE. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC PURSUANT TO RULE 24B-2.

         *












































         * INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFORE. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC PURSUANT TO RULE 24B-2.

                                  APPENDIX C.3

                             SPECIFICATION 043501244
                                  PSR PROCEDURE


Attached.

                                   APPENDIX D

                                   SPARE PARTS


BUYER will stock a specified quantity of spare parts, with such quantity selected to service customers in a prompt and effective manner. BUYER shall determine the quantities of spare parts it desires and order such parts from SELLER. SELLER shall ship such parts to such locations and invoice BUYER according to the Margin Sharing Formula contained in Appendix A. BUYER shall be allowed to pay such spare parts invoices in 90 days, which is roughly equal to the period of time the quantity of spare parts is intended to cover.

Spare parts lists and pricing will be developed by BUYER based upon SELLER's part lists, and drop locations shall be provided to SELLER promptly after finalization of this Agreement.

Spares parts list shall be added no later than 120 days after the Effective Date. SELLER and BUYER's Concurrent Development Team shall jointly decide which parts shall be added to this Appendix.




FRONT BEZEL                                                 PRICE TBD

DOCUMENTATION                                               PRICE TBD

                                   APPENDIX E

                          STANDARD ROUTING INSTRUCTIONS


The following routing instructions are to be strictly followed.


                                     GENERAL


1. Indicate purchase order number provided by BUYER and number of boxes on all containers and shipping documents.

2.    Do not insure any shipments.

3. Where rates are dependent upon declared or released valuation, your Bill of Lading or Airway bill must state the value which will provide the lowest rate.

4. If expedited service is utilized, note on the Bill of Lading "Expedited Service Requested By __________________________ of (BUYER's Company)


                                     ROUTING

Recommended transportation method to North Andover MA

1.    Surface

      Under 130 lbs. --      UPS
      Over 130 lbs. --       Preston

2.    Air

      Under 130 lbs. --      Airbourne
      Over 130 lbs. --       Airbourne


      If SELLER has any problems or questions, please notify BUYER's Traffic Manager.

                                  APPENDIX E.1

                            PACKAGING SPECIFICATIONS


Specification 043504117 - Packaging attached.
Specification 043504190 - Labeling attached.

                                   APPENDIX F

                             PRODUCT SPECIFICATIONS


will be added to this Agreement prior to the initial production shipment of each Product contained in this Agreement. Future Product specifications shall be added at the same time that the Product is added to this Agreement. Included in the Product specifications shall the MBTF information and the return ratios. BUYER's Quality Department will assist SELLER in establishing a computational method for calculating MBTF. Return Ratios for equivalent existing non-private labeled products will be provided when Products are added to this Agreement. Return Ratios will be provided when sufficient data is available for new Products, for which, SELLER does not have equivalent existing non-private labeled products.

                                   APPENDIX G

                                  DOCUMENTATION


SELLER will provide all required customer documentation with the Product. Any third party documentation (VGA card information, CPU documentation, etc.) which is required by BUYER will be included unmodified with the Product.

Any customer literature (Installation, User Guides, Readme Doc or Errata Sheets) created by SELLER shall either be generic (no company reference) or be enclosed by a jacket which displays BUYER's name (logo and colors). If customer literature will display BUYER's name, all descriptions and examples shall be modified to reference BUYER's Product only.

The BUYER reserves the right to review and approve all user information prior to its inclusion with any of the Products (Appendix A). Any changes to the documentation will be preceded with an ECN from the SELLER and acknowledged (accepted) by the BUYER. Documentation changes will require updated Shipping Check Lists (even for revision changes).

BUYER will be able to procure User Guides (Appendix A) from SELLER for resale and internal distribution. Prior to accepting a Purchase Order for User Guides from BUYER, SELLER must notify BUYER and receive acknowledgment of such information of when the next planned document revision will occur.

If SELLER modifies the User Documents without the notification and acknowledgment of BUYER, then the BUYER may invoice SELLER for all obsolete documents at cost (Appendix A) plus twenty percent (20%) for restocking.

Localization of User Documentation costs will be paid by BUYER as part of the initial NRE payment. Localization is required to French, German, Italian, and Spanish. Delivery schedules will be mutually agreed to between the parties.

                                   APPENDIX H

                            ESCROW ACCOUNT AGREEMENT


If requested by BUYER, the parties shall negotiate in good faith and execute an Escrow Account Agreement which shall include the following terms:A

Product specifications, schematics, process sheets, prints and other documents required to produce the Products which are covered by this Agreement shall be reproduced and a copy of each document shall be placed in escrow at a location mutually agreed to by the parties. The Escrow Agent shall release such documents to BUYER by mutual agreement, or, upon written receipt of instructions to do so from the Arbitrator selected, to resolve any dispute between the parties, pursuant to Section 46 of this Agreement.

                                   APPENDIX I

                                BUYER'S PROPERTY


Silk-screen Frame at Membrane Switch Manufacturer

                                   APPENDIX J

                               SHIPPING CHECK LIST


For each part number listed in Appendix A (Products) and Appendix D (Spare Parts), SELLER will submit and maintain a Shipping Check List. The Shipping Check List will have the following format (Example only):

DOC-SHP-XXX       Schneider Automation/Nematron Shipping Checklist
                  ICC-5300 Series


ICC-5300 S.A. Model #   SA-IC53 [                                          ]
         Nematron Part #   IC53 [                                          ]


       1 Industrial Control Computer

                  Processor                 P200
                  Hard Drive                2 GB
                  Floppy                 1.44 MB
                  DRAM                     32 MB
                  Operating System        Win 95

       1 Hardware User's Guide              DOC-IWS-XXX
       1 Shipping Kit containing:
             X mounting clips
             Power Cord
             Power Cord retainer
             Operating System on media
             Drivers on media
             (other items TBD)

       Shipping Label

             S.A. Model #    SA-IC53 [                                       ]
             Qty             1
             Serial #        YRMNXXXXX
             Description     ICC-5300, P200, 2 GB, 32 MB, floppy, Win 95
             Package Size    XX" x XX" x XX"
             Package Weight  approx. XX lbs.

DOC-SHP-XXX       Schneider Automation/Nematron Shipping Checklist
                  ICC-7300 Series


ICC-7300

         S.A. Model #     SA-IC73 [                                          ]

         Nematron Part #     IC73 [                                          ]

         1 Industrial Control Computer

             Processor          P133
             Hard Drive fixed   none
             Hard Drive rem.    2 GB
             Floppy             1.44 MB
             DRAM               64 MB
             CD-ROM             24X
             Operating System   Win NT 4.0

       1 Hardware User's Guide       DOC-IWS-XXX
       1 Shipping Kit containing:
             X mounting clips
             Power Cord
             Power Cord retainer
             Operating System on media
             Drivers on media
             (other items TBD)

       Shipping Label

             S.A. Model #    SA-IC73 [                                       ]
             Qty             1
             Serial #        YRMNXXXXX
             Description     ICC-7300, P133, 2 GB rem, 64 MB, floppy, CD, Win NT
             Package Size    XX" x XX" x XX"
             Package Weight  approx. XX lbs.

                                   APPENDIX K

                           PRODUCT ACCEPTANCE CRITERIA


  Beta, and qualification plans and the results thereof for new products will be made available to BUYER for review as soon as they are completed.

                                   APPENDIX L

                         PRODUCT DEVELOPMENT AGREEMENTS


None as of the Effective Date.

                                   APPENDIX M

                              SALES/MARKETING PLAN


Where both parties have prospective sales at a common customer, the parties agree to work together to maximize sales opportunities and minimize channel conflict.

Sales Management from both parties will meet quarterly or as needed to discuss sales/channel issues and resolve any conflicts.

SELLER shall bundle in, at BUYER's option, BUYER's proprietary communications protocol (Modbus+, S908, Unitelway, FIP drivers, Ethway, FIP I/O, Synap) and the required additional hardware, if in final form ready for customer release, in Products at no additional charge. SELLER's communication protocol products shall be available to BUYER as separate option Products.

SELLER shall not bundle BUYER's proprietary communications protocol, as detailed in the above paragraph, in SELLER's products. Such products shall be marketed only as separate option products.

BUYER and SELLER agree to concurrently test new products that will be sold by BUYER and SELLER and to simultaneous release such new products.